EXHIBIT 1.2


                             STATE OF DELAWARE
                          CERTIFICATE FOR RENEWAL
                          AND REVIVAL OF CHARTER

Federal Mortgage Corporation of Puerto Rico, Inc., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration,renewal and revival of its charter, and hereby certifies as follows:

(1) The name of this corporation is: Federal Mortgage Corporation of Puerto Rico, Inc.

(2) Its registered office in the State of Delaware is located at: 2711 Centerville Road, City of Wilmington, Zip Code 19808, County
of
       New Castle. The name and address of its registered agent is Corporate Agents, Inc., 2711 Centerville Road, Wilmington, DE 19808.

(3) The date of filing of the original Certificate of Incorporation in Delaware was January 5, 1970.

(4) The date when restoration, renewal, and revival of the charter of this company is to commence is the 29th day of February, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

(5) This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March, A.D. 1976, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Alvin N. Roth, the last and acting authorized officer hereunto set his/her hand to this certificate this 1st day of July A.D. 2003.


BY(Signature)                         /s/ Alvin N. Roth
                                      Authorized Officer

(Name and Title)                      Alvin N. Roth, Vice
President/Secretary












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